Exhibit 8.1

LIST OF CONSOLIDATED SUBSIDIARIES

For a list of POSCO’s consolidated subsidiaries as of December 31, 2020 and their jurisdiction of incorporation, please see Note 1(b) of Notes to the Consolidated Financial Statements contained in POSCO’s annual report on Form 20-F for fiscal year 2020.